                                  EXHIBIT 12.01

                                XCEL ENERGY INC.
                                AND SUBSIDIARIES

                  COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS
                          TO CONSOLIDATED FIXED CHARGES

            (NOT COVERED BY REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS)

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
                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                             ------------------------  -----------------------------------------------------------
                                                2002          2001         2001        2000         1999         1998       1997
                                             -----------  -----------  -----------  ----------   ----------  -----------  --------
                                                                         (in thousands, except ratios)
EARNINGS:
     Net income                              $(1,883,154)  $   650,070  $   794,966  $  526,828   $  570,933  $   624,330  $388,242
     Provisions for Federal and state taxes
     on income                                  (616,934)      324,573      336,723     304,865      179,673      240,391   230,629
     Fixed charges as below                      786,426       451,983      934,072     791,187      472,364      402,608   375,176
     Less: Undistributed equity in earnings
     of unconsolidated affiliates                   (800)      170,900      124,277      87,019       67,926       56,953    36,532
                                             ===========   ===========  ===========  ==========   ==========  ===========  ========
         Total                               $(1,712,862)  $ 1,255,726  $ 1,941,484  $1,535,861   $1,155,044  $ 1,210,376  $957,515
                                             ===========   ===========  ===========  ==========   ==========  ===========  ========
FIXED CHARGES:
     Interest charges, excluding AFC -- debt $   757,668   $   422,883  $   895,272  $  752,387   $  433,564  $   369,297  $352,889
     Distributions on redeemable preferred
     securities of subsidiary trust               28,758        29,100       38,800      38,800       38,800       33,311    22,287
                                             ===========   ===========  ===========  ==========   ==========  ===========  ========
         Total                               $   786,426   $   451,983  $   934,072  $  791,187   $  472,364  $   402,608  $375,176
                                             ===========   ===========  ===========  ==========   ==========  ===========  ========
RATIO OF EARNINGS TO FIXED CHARGES                  (2.2)          2.8          2.1         1.9          2.4          3.0       2.6
                                              ==========   ===========  ===========  ==========   ==========  ===========  ========
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